Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary Second Quarter 2017 Results

• Q2 GAAP net loss of $74 million or $0.82 per share

• Adjusted EBITDA of $83 million

• Debt repayments of $41 million, liquidity at $414 million

MONTRÉAL, CANADA, August 3, 2017 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss for the quarter ended June 30, 2017, of $74 million, or $0.82 per share, compared to a net loss of $42 million, or $0.47 per share, in the same period in 2016. Sales were $858 million in the quarter, down $33 million, or 4%, from the second quarter of 2016. Excluding special items, the company reported a net loss of $3 million, or $0.03 per share, compared to net income, excluding special items, of $2 million, or $0.02 per share, in the second quarter of 2016.

“This quarter’s performance was a clear improvement from the first quarter,” said Richard Garneau, president and chief executive officer. “The results of our wood products segment were strong given higher prices associated with the U.S. imposition of trade barriers, while our market pulp segment recorded a solid performance despite production curtailments associated with annual outages. In tissue, the improvement in our profitability continued but remained short of expectations. Paper segments continued to be impacted by adverse market conditions, particularly in specialty grades.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company recorded an operating loss of $47 million in the quarter, compared to an operating loss of $6 million in the first quarter of 2017, while adjusted EBITDA increased by $22 million over the same period, to $83 million.

The company’s operating results were positively impacted by overall increases in pricing, particularly in our wood products and market pulp segments. Those improvements were partially offset by lower volumes in our market pulp and paper segments, as well as higher maintenance expenses related to annual outages at a number of our facilities.

The company also incurred $60 million of non-cash impairment charges in the second quarter in connection with the indefinite idling of a paper machine at Catawba (South Carolina), as well as to reflect the write-down of assets at the Coosa Pines (Alabama) facility.

Market Pulp

Operating income in the market pulp segment was $16 million, $9 million more than the first quarter. Following price increases implemented from the beginning of the year, realized prices in the segment rose by 7%, or $39 per metric ton, to $632 per metric ton. Shipments to third parties fell by 17,000 metric tons compared to the first quarter, largely resulting from annual outages in Calhoun (Tennessee), Thunder Bay (Ontario) and Coosa Pines, and lower demand for recycled grades during the period. The operating cost per unit (the “delivered cost”), rose by $8 per metric ton, reaching $583 per metric ton, resulting mostly from the maintenance outages. EBITDA per unit was $71 per metric ton compared to $42 per metric ton in the previous quarter. Finished goods inventory was substantially flat when compared to the first quarter.

Tissue

Our tissue segment, which included only the Atlas Tissue operations in the second quarter, reported a marginal improvement in its operating loss compared to the first quarter. The overall transaction price rose by $4 per short ton, as gains in converted products, particularly in retail, were partially offset by declining pricing for parent rolls. The delivered cost continued to decrease and fell by $6 per short ton. Overall shipments rose by 1,000 short tons. Consequently, quarterly EBITDA also rose marginally when compared to the previous quarter. Finished goods inventory of 8,000 short tons was unchanged from the previous quarter. We expect to include the results of our Calhoun tissue operations in our tissue segment in the fourth quarter of 2017.

Wood Products

The wood products segment recorded operating income of $45 million for the quarter, an improvement of $25 million against the previous quarter. Despite market unpredictability from the imposition of countervailing and anti-dumping duties in the quarter, shipments increased, reaching 509 million board feet. The average transaction price rose by $36 per thousand board feet to $386. The delivered cost went down by $11 per thousand board feet, mostly resulting from improved log yields and better efficiency. EBITDA for the segment was $52 million, a $23 million increase compared to the previous quarter and equivalent to $102 per thousand board feet, an increase of $45 per thousand board feet. Finished goods inventory dropped by 15% to 125 million board feet.

Similar to duty deposits associated with exports of supercalendered paper to the United States, the company has recorded duty deposits of $4 million on exports of lumber in “Other assets” in its consolidated balance sheet. Consequently, EBITDA as reported for the wood products segment does not include any amounts related to softwood lumber duties.

Newsprint

The newsprint segment incurred an operating loss of $7 million in the quarter, compared to a loss of $4 million in the first quarter. Pricing remained roughly stable at $509 per metric ton. Shipments fell by 46,000 metric tons, mostly from the permanent closure of our newsprint mill in Mokpo (South Korea) late in the first quarter, as well as continued structural demand decline. The delivered cost in the segment rose by $6 per metric ton compared to the previous quarter, as the combined impact of higher planned maintenance and lower volumes were offset by reductions in fixed costs associated with the closure of Mokpo and seasonally lower energy expenses. EBITDA was $10 million for the quarter, equivalent to $25 per metric ton, compared to $27 in the previous quarter. Finished goods inventory rose by 7,000 metric tons.

Specialty Papers

The specialty papers segment recorded an operating loss of $7 million during the second quarter, a decline of $11 million from the previous quarter. The average transaction price was lower by $8 per short ton, as demand continued to decrease. Shipments fell by 4% compared to the first quarter, to 349,000 short tons. The combination of volume reductions as well as higher maintenance and chemical usage translated into an increase in our segment delivered cost of $26 per short ton. EBITDA for the segment was $4 million in the quarter, equivalent to $11 per short ton, down from $44 per short ton in the previous quarter. Finished goods inventory declined by 7% to 93,000 short tons.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company recorded an operating loss of $47 million for the second quarter, compared to an operating loss of $18 million for the same period in 2016. The difference is mostly explained by higher charges associated with the combination of closure costs for a paper machine at Catawba and the impairment charge recorded for our Coosa Pines mill when compared to the second quarter of 2016.

Overall pricing gains reached $36 million compared to the second quarter of 2016, excluding a $4 million favorable impact from foreign exchange, and are mostly the result of increases in our wood products and market pulp segments, which rose by 19% and 4% respectively. While the average transaction price for newsprint was up by 1%, tissue fell by 11% and specialty papers declined by 3%. Delivered costs also rose when compared to the year-ago period, the result of rising energy and fiber expenses, as well as less favorable distribution costs.

Lower sales volumes in all our segments except wood products led to an unfavorable impact of $16 million during the quarter compared to the year-ago period. While shipments in wood products rose by 14% compared to the same period last year, specialty papers and newsprint fell by 9% and 22% respectively.

Corporate and Finance

The company invested $47 million in fixed assets during the quarter, $33 million of which was spent on the Calhoun tissue project. Also, total countervailing duty deposits of $11 million in the second quarter were recorded on our balance sheet, of which $7 million were attributable to supercalendered papers and $4 million to lumber.

As a consequence of an improvement in our profitability compared to previous quarters, a decrease in working capital, and the winding down of capital spending for the Calhoun tissue project, $41 million was repaid on our revolving credit facilities. Total liquidity rose by $34 million during the quarter and remained solid at $414 million.

Outlook

Mr. Garneau added: “As our results continue to improve, we remain focused on our short-term priorities of increasing sales in our tissue segment, battling unfair U.S. countervailing and anti-dumping duties and managing our indebtedness and liquidity to be in a position to continue our long-term transformation. Now that the uncertainty surrounding trade duties in lumber has started to dissipate, we expect market conditions to remain favorable. In pulp, we are cautiously optimistic that market conditions will remain relatively favorable at least through the third quarter. In tissue, I am confident that our progress will accelerate in the short-term with the addition of Patrice Minguez to our leadership team. In our paper segments, ongoing global demand declines are expected to continue.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until August 17 by dialing (800) 585-8367, conference number 50984209.

Description of Special Items

Special items (in millions)	Second quarter 2017	Second quarter 2016
Foreign currency translation (gain) loss	$(3)	$3
Closure costs, impairment and other related charges	65	37
Inventory write-downs related to closures	9	5
Start-up costs	7	1
Non-operating pension and OPEB (credits) costs	(1)	2
Other income, net	(2)	(3)
Income tax effect of special items	(4)	(1)
Total	$71	$44

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries and affiliates, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future pension funding obligations; assessment of market conditions; our growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, and the effectiveness of our responses to these developments; the highly cyclical nature of the forest products industry; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as Atlas Paper Holdings, Inc. and its subsidiaries, or divestitures or other strategic transactions or projects, such as our Calhoun, Tennessee, tissue operations; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we manufacture or sell our products; global economic conditions; any difficulties in obtaining wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional and local climate conditions and change; any disruption in operations or increased labor costs due to labor disputes; disruptions to our supply chain, operations or the delivery of our products; cybersecurity risks; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; the terms of our outstanding indebtedness, which could restrict our current and future operations; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; losses that are not covered by insurance; any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas or other trade remedies or restrictions; the future regulation of our Canadian exports to the U.S., including softwood lumber and supercalendered paper; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls or other laws relating to our international sales and operations; unanticipated outcomes of legal proceedings or disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2016.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in over 70 countries. The company owns or operates some 40 manufacturing facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Alain Bourdages Vice President, Investor Relations 514 394-2233 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sales	$858	$891	$1,730	$1,768
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	645	668	1,312	1,345
Depreciation and amortization	50	54	101	106
Distribution costs	108	110	218	222
Selling, general and administrative expenses	37	40	80	78
Closure costs, impairment and other related charges (2)	65	37	72	37
Net gain on disposition of assets	—	—	—	(2)

Operating loss	(47)	(18)	(53)	(18)
Interest expense	(12)	(9)	(23)	(19)
Other income, net (3)	5	—	5	13

Loss before income taxes	(54)	(27)	(71)	(24)
Income tax provision	(19)	(13)	(48)	(23)

Net loss including noncontrolling interests	(73)	(40)	(119)	(47)
Net income attributable to noncontrolling interests	(1)	(2)	(2)	(3)

Net loss attributable to Resolute Forest Products Inc.	$(74)	$(42)	$(121)	$(50)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.82)	$(0.47)	$(1.34)	$(0.56)
Diluted	(0.82)	(0.47)	(1.34)	(0.56)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	90.3	89.8	90.3	89.8
Diluted	90.3	89.8	90.3	89.8

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$44	$35
Accounts receivable, net:
Trade	347	358
Other	62	83
Inventories, net	550	570
Other current assets	39	35

Total current assets	1,042	1,081

Fixed assets, net	1,779	1,842
Amortizable intangible assets, net	67	70
Goodwill	81	81
Deferred income tax assets	1,064	1,039
Other assets	138	164

Total assets	$4,171	$4,277

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$418	$466
Current portion of long-term debt	1	1

Total current liabilities	419	467

Long-term debt, net of current portion	839	761
Pension and other postretirement benefit obligations	1,238	1,281
Deferred income tax liabilities	8	2
Other liabilities	57	55

Total liabilities	2,561	2,566

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,781	3,775
Deficit	(1,331)	(1,207)
Accumulated other comprehensive loss	(740)	(755)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,590	1,693

Noncontrolling interests	20	18

Total equity	1,610	1,711

Total liabilities and equity	$4,171	$4,277

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Six Months
	Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss including noncontrolling interests	$(119)	$(47)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	7	6
Depreciation and amortization	101	106
Closure costs, impairment and other related charges	60	37
Inventory write-downs related to closures	13	5
Deferred income taxes	46	21
Net pension contributions and other postretirement benefit payments	(57)	(45)
Net gain on disposition of assets	—	(2)
Gain on translation of foreign currency denominated deferred income taxes	(38)	(69)
Loss on translation of foreign currency denominated pension and other postretirement benefit obligations	32	57
Gain on disposition of equity method investment	—	(5)
Net planned major maintenance payments	(8)	(7)
Changes in working capital:
Accounts receivable	35	19
Inventories	10	(13)
Other current assets	2	(3)
Accounts payable and accrued liabilities	(27)	10
Other, net	3	(1)

Net cash provided by operating activities	60	69

Cash flows from investing activities:
Cash invested in fixed assets	(116)	(99)
Disposition of assets	—	5
Increase in countervailing duty cash deposits on supercalendered paper	(12)	(12)
Increase in countervailing duty cash deposits on softwood lumber	(4)	—
Decrease (increase) in deposit requirements for letters of credit, net	3	(1)

Net cash used in investing activities	(129)	(107)

Cash flows from financing activities:
Net borrowings under revolving credit facilities	77	20
Payments of debt	—	(1)

Net cash provided by financing activities	77	19

Effect of exchange rate changes on cash and cash equivalents	1	1

Net increase (decrease) in cash and cash equivalents	9	(18)
Cash and cash equivalents:
Beginning of period	35	58

End of period	$44	$40

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended June 30, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(47)	$(74)	$(0.82)

Adjustments for special items:
Foreign currency translation gain	—	(3)	(0.03)
Closure costs, impairment and other related charges	65	65	0.72
Inventory write-downs related to closures	9	9	0.10
Start-up costs	7	7	0.08
Non-operating pension and OPEB credits	(1)	(1)	(0.01)
Other income, net	—	(2)	(0.02)
Income tax effect of special items	—	(4)	(0.05)

Adjusted for special items	$33	$(3)	$(0.03)

Three months ended June 30, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(18)	$(42)	$(0.47)

Adjustments for special items:
Foreign currency translation loss	—	3	0.03
Closure costs, impairment and other related charges	37	37	0.41
Inventory write-downs related to closures	5	5	0.06
Start-up costs	1	1	0.01
Non-operating pension and OPEB costs	2	2	0.02
Other income, net	—	(3)	(0.03)
Income tax effect of special items	—	(1)	(0.01)

Adjusted for special items	$27	$2	$0.02

Six months ended June 30, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(53)	$(121)	$(1.34)

Adjustments for special items:
Foreign currency translation gain	—	(3)	(0.03)
Closure costs, impairment and other related charges	72	72	0.80
Inventory write-downs related to closures	13	13	0.14
Start-up costs	15	15	0.16
Non-operating pension and OPEB credits	(4)	(4)	(0.05)
Other income, net	—	(2)	(0.02)
Income tax effect of special items	—	(3)	(0.03)

Adjusted for special items	$43	$(33)	$(0.37)

Six months ended June 30, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(18)	$(50)	$(0.56)

Adjustments for special items:
Foreign currency translation gain	—	(3)	(0.03)
Closure costs, impairment and other related charges	37	37	0.42
Inventory write-downs related to closures	5	5	0.06
Start-up costs	4	4	0.04
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB costs	4	4	0.04
Other income, net	—	(10)	(0.11)
Income tax effect of special items	—	(5)	(0.06)

Adjusted for special items	$30	$(20)	$(0.22)

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended June 30, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$16	$(1)	$45	$(7)	$(7)	$(119)	$(73)
Interest expense						12	12
Income tax provision						19	19
Depreciation and amortization	8	1	7	17	11	6	50

EBITDA	$24	$—	$52	$10	$4	$(82)	$8

Foreign currency translation gain						(3)	(3)
Closure costs, impairment and other related charges						65	65
Inventory write-downs related to closures						9	9
Start-up costs						7	7
Non-operating pension and OPEB credits						(1)	(1)
Other income, net						(2)	(2)

Adjusted EBITDA	$24	$—	$52	$10	$4	$(7)	$83

Three months ended June 30, 2016 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$10	$(4)	$20	$(4)	$15	$(77)	$(40)
Interest expense						9	9
Income tax provision						13	13
Depreciation and amortization	11	2	9	19	10	3	54

EBITDA	$21	$(2)	$29	$15	$25	$(52)	$36

Foreign currency translation loss						3	3
Closure costs, impairment and other related charges						37	37
Inventory write-downs related to closures						5	5
Start-up costs						1	1
Non-operating pension and OPEB costs						2	2
Other income, net						(3)	(3)

Adjusted EBITDA	$21	$(2)	$29	$15	$25	$(7)	$81

Six months ended June 30, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$23	$(1)	$65	$(11)	$(3)	$(192)	$(119)
Interest expense						23	23
Income tax provision						48	48
Depreciation and amortization	16	2	16	33	23	11	101

EBITDA	$39	$1	$81	$22	$20	$(110)	$53

Foreign currency translation gain						(3)	(3)
Closure costs, impairment and other related charges						72	72
Inventory write-downs related to closures						13	13
Start-up costs						15	15
Non-operating pension and OPEB credits						(4)	(4)
Other income, net						(2)	(2)

Adjusted EBITDA	$39	$1	$81	$22	$20	$(19)	$144

Six months ended June 30, 2016 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$29	$(6)	$16	$(9)	$20	$(97)	$(47)
Interest expense						19	19
Income tax provision						23	23
Depreciation and amortization	18	4	16	39	23	6	106

EBITDA	$47	$(2)	$32	$30	$43	$(49)	$101

Foreign currency translation gain						(3)	(3)
Closure costs, impairment and other related charges						37	37
Inventory write-downs related to closures						5	5
Start-up costs						4	4
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB costs						4	4
Other income, net						(10)	(10)

Adjusted EBITDA	$47	$(2)	$32	$30	$43	$(14)	$136

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	On November 25, 2016, countervailing and anti-dumping duty petitions were filed with the U.S. Department of Commerce (“Commerce”) and the U.S. International Trade Commission by certain U.S. softwood lumber producers and forest landowners, requesting that the U.S. government impose countervailing and anti-dumping duties on Canadian-origin softwood lumber products exported to the U.S. One of our subsidiaries was identified in the petition as being a Canadian exporting producer of softwood lumber products to the U.S. and was selected as a mandatory respondent to be investigated by Commerce in both the countervailing and anti-dumping duty investigations.

On April 24, 2017, Commerce announced its preliminary determinations in the countervailing duty investigation, and, as a result, since April 28, 2017, we have been required to pay cash deposits to the U.S. at a rate of 12.82% for estimated countervailing duties on our imports to the U.S. of softwood lumber products produced at our Canadian sawmills. Based on the 12.82% rate and our current operating parameters, cash deposits on our imports of the affected softwood lumber products to the U.S. could be as high as $50 million per year. Through June 30, 2017, our cash deposits totaled $4 million.

On June 26, 2017, Commerce announced its preliminary determinations in the anti-dumping duty investigation, and, as a result, since June 30, 2017, we have been required to pay cash deposits to the U.S. at a rate of 4.59% for estimated anti-dumping duties on our imports to the U.S. of softwood lumber products produced at our Canadian sawmills. Based on the 4.59% rate and our current operating parameters, cash deposits on our imports of the affected softwood lumber products to the U.S. could be as high as $20 million per year.

We are not presently able to determine the ultimate resolution of these matters, but we believe it is not probable that we will ultimately be assessed with significant duties on our Canadian-produced softwood lumber products that are exported to the U.S. Accordingly, no contingent loss was recorded in respect of these petitions in our Consolidated Statement of Operations for the six months ended June 30, 2017, and our cash deposits were recorded in “Other assets” in our Consolidated Balance Sheets.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

2.	Closure costs, impairment and other related charges for the three and six months ended June 30, 2017 and 2016, were comprised of the following:

(Unaudited, in millions)	Impairment of Assets	Accelerated Depreciation	Severance and Other Costs	Total
Pulp mill in Coosa Pines, Alabama (1)
Second quarter	$55	$—	$—	$55
First six months	55	—	—	55
Indefinite idling
Paper machine in Catawba, South Carolina
Second quarter	5	—	4	9
First six months	5	—	4	9
Permanent closure
Paper mill in Mokpo, South Korea
Second quarter	—	—	—	—
First six months	—	—	7	7
Other
Second quarter	—	—	1	1
First six months	—	—	1	1

Total
Second quarter 2017	$60	$—	$5	$65
First six months 2017	60	—	12	72

Second quarter 2016	$—	$33	$4	$37
First six months 2016	—	33	4	37

(1)	As a result of the continued deterioration of actual and projected cash flows, we recorded long-lived asset impairment charges of $55 million for the three and six months ended June 30, 2017, to reduce the carrying value of the assets to their estimated fair value, which was determined using the market approach, by reference to market transaction prices for similar assets. The fair value measurement is considered a Level 3 measurement due to the significance of its unobservable inputs.

3.	Other income, net for the three and six months ended June 30, 2017 and 2016, was comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, in millions)	2017	2016	2017	2016
Foreign exchange gain (loss)	$3	$(3)	$3	$3
Gain on disposition of equity method investment	—	—	—	5
Miscellaneous income	2	3	2	5

	$5	$—	$5	$13

RESOLUTE FOREST PRODUCTS INC.

Note to the Reconciliations of Non-GAAP Measures

1.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization, or “EBITDA”, and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles, or “GAAP.”

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, non-operating pension and other postretirement benefit costs and credits, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign currency translation gains and losses and other income (expense), net.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our consolidated balance sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.